UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

IOMEGA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Iomega Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Iomega Corporation

Commission File No. 001-12333

This filing relates to the proposed acquisition of ExcelStor Great Wall Technology Limited, a Cayman Islands company (“EGWTL”), and Shenzhen ExcelStor Technology Limited, a People’s Republic of China (“PRC”) company (“SETL”) by Iomega Corporation (“Iomega” or the “Company”) from Great Wall Technology Company Limited, a PRC company (“GWT”), ExcelStor Group Limited, a Cayman Islands company (“EGL”), ExcelStor Holdings Limited, a British Virgin Islands company (“EHL” and, together with GWT and EGL, the “Selling Shareholders”), pursuant to the terms of a Share Purchase Agreement, dated as of December 12, 2007 among Iomega, the Selling Shareholders, EGWTL, and SETL. On December 12, 2007, GWT issued a press release relating to the proposed acquisition. The following is a copy of the press release.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

GWT

Great Wall Technology Company Limited

(Stock Code: 0074)

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)

MAJOR AND CONNECTED TRANSACTION

The Board announces that on 12 December 2007, the Company entered into the Agreement with ExcelStor Group, ExcelStor Holdings, ExcelStor GWT, Shenzhen ExcelStor and West pursuant to which the Company, ExcelStor Group and ExcelStor Holdings, being the Vendors, conditionally agreed to sell the Sale Shares to West and the consideration is to be satisfied by West partly in cash and partly by way of allotting and issue of the Consideration Shares to the Company and ExcelStor Group.

As of the date of this announcement, the Company, ExcelStor Group and ExcelStor Holdings are the substantial shareholders of ExcelStor GWT and Shenzhen ExcelStor respectively. Both ExcelStor GWT and Shenzhen ExcelStor are the subsidiaries of the Company. By virtue of being the substantial shareholders of ExcelStor GWT and Shenzhen ExcelStor, both ExcelStor Group and ExcelStor Holdings are connected persons of the Company before Completion under the Listing Rules.

The disposal of the Sale Shares and acquisition of the Consideration Shares constitute a major and connected transaction for the Company under Chapter 14 and Chapter 14A of the Listing Rules and will therefore subject to the approval by the Independent Shareholders voting at a special general meeting by poll under Chapter 14 and 14A of the Listing Rules. Since no Shareholder will be required to abstain from voting, the Company will apply to the Stock Exchange pursuant to Rule 14.44 and Rule 14A.43 of the Listing Rules for a waiver from the requirement under the Listing Rules for the Company to hold a general meeting to seek Shareholders’ approval in respect of the Transaction.

The Directors consider that the terms of the Agreement have been negotiated on an arm’s length basis and are on normal commercial terms which are fair and reasonable so far as the Shareholders are concerned.

Application has been made with the Stock Exchange for a waiver from strict compliance with certain disclosure requirements under Rules 14.66 and 14.67 of the Listing Rules in relation to the inclusion of certain financial and other information of the West Group and the Enlarged Group in the Initial Circular because such information required to be included is unavailable due to West not being able to timely provide certain financial information to the Company and the Company not being able to begin preparation of the financial information in respect of the Enlarged Group for the three years ended 31 December 2006 and the nine months ended 30 September 2007 so as to comply with certain disclosure requirements under the Listing Rules. In order to avoid a delay in the closing of the Transaction, the Company will publish such outstanding financial information and other information by way of a supplemental circular within 45 days of the Company having control over West. Details of the reasons for applying the waiver and the conditions of granting such waiver by the Stock Exchange will be set out in the Initial Circular.

The Initial Circular containing, among other things, details of the Transaction will be despatched to the Shareholders as soon as practicable.

THE AGREEMENT

Date:

12 December 2007

Parties:

Vendors:	The Company ExcelStor Group ExcelStor Holdings

Purchaser:	West

Subject Entities:	ExcelStor GWT Shenzhen ExcelStor

To the best of the Directors’ knowledge, information and belief having made all reasonable enquiry, the Purchaser and its controlling shareholders (as defined in the Listing Rules) are not connected persons of the Company and are independent of and not connected with the Company and its connected persons.

Assets to be disposed of :

The Sale Shares.

The aggregate consideration for the disposal of the ExcelStor GWT Sale Shares and Shenzhen ExcelStor Equity Interest shall be US$50,000.00 (“Cash Consideration”) plus 60% of the issued and outstanding West Shares as of the date of Completion (“Share Consideration”), which shall be satisfied by West by way of allotment and issue of the Consideration Shares among the Vendors in the following manner:

(a)	approximately 37% of its enlarged issued share capital of West to the Company; and

(b)	approximately 23% of its enlarged issued share capital of West to ExelStor Group.

The consideration, being the total sum of Cash Consideration and Share Consideration (“Consideration”), was arrived after arm’s length negotiations between the parties that utilized a variety of generally accepted valuation methods that included: (i) the historical financial information of both ExcelStor GWT and Shenzhen ExcelStor as compared to West; (ii) the financial terms of certain recent similar business combinations, (iii) the discounted cash flow analyses for both ExcelStor GWT and Shenzhen ExcelStor as compared to West; (iv) the relative contributions of both ExcelStor GWT and Shenzhen ExcelStor as compared to West in the pro forma financial statements of the combined company resulting from the Transaction; and (v) other analyses as it were deemed appropriate. ExcelStor GWT, Shenzhen ExcelStor and West also reviewed certain internal financial statements and projections concerning the strategic, financial and operational benefits anticipated from the Transaction.

The Directors consider that the term regarding Consideration is fair and reasonable. The Consideration Shares were considered and accepted as part of the Consideration because of the market potential of West. Additionally, the Company has considered West’s business, goodwill and brand name in the business of storage and network security solutions, West’s vast sales and distribution channels through international distributors, suppliers and OEMs. The Transaction allows the Group to leverage the manufacturing, brand, sales and marketing assets of its other subsidiaries, and positions of the Group to become a vertically-integrated company that can expand its offerings on a global scale into unique consumer products, software and system products, as well as value-added services. Therefore, the Board considers that the acquisition of West Shares enables the Company to invest into a company with sound management whose business has considerable growth potential.

The issue price of each Consideration Share will be the closing stock price of West on the NYSE as at the date of Completion (“Issue Price”). The amount of Share Consideration shall be calculated by using the Issue Price times 60% of the issued and outstanding West Shares immediately following the Completion (utilizing the treasury stock method for the purpose of calculating stock options). The details of the treasury stock method in calculating 60% of the issued and outstanding West Shares as at the date of Completion will be set out in the Initial Circular relating to this Transaction.

As at the date of the Agreement, West had 55,340,020 issued and outstanding shares, plus 2,235,252 of existing options; and the market price of each West Share was US$3.64.

It is expected that the maximum number of West Shares to be issued to the Vendors at Completion will be calculated based on the sum of West’s existing 55,340,020 issued shares, plus 2,235,252 of existing options, and plus 1,600,000 additional options that may be granted prior to Completion, and multiplying by 1.5. As such, the expected number of Consideration Shares to be issued to the Vendors shall be approximately 84,000,000 West Shares and shall not exceed a maximum of 88,762,908 West Shares, depending on West options calculation based on the treasury stock method.

Assuming that the Issue Price of each West Share is US$3.64 and a maximum of 88,762,908 West Shares will be issued to the Vendors, the maximum Share Consideration will be US$323,096,985.12 (representing HK$2,519,671,838.46). The maximum Consideration in respect of the disposal of the Sale Shares shall be US$323,146,985.12 (representing HK$2,520,061,763.46), being the total sum of (i) Cash Consideration in the sum of US$50,000.00; and (ii) the maximum Share Consideration in the sum of US$323,096,985.12).

Upon Completion, the Company will hold approximately 37.0% of the issued shares of West on a fully diluted basis; and ExcelStor Group will hold approximately 23.0% of the issued shares of West on a fully diluted basis.

Upon Completion, both ExcelStor GWT and Shenzhen ExcelStor will become the direct wholly owned subsidiaries of West and the Company will have an indirect 37.0% interest in both ExcelStor GWT and Shenzhen ExcelStor through West. It is currently intended that upon Completion, the balance sheets and statements of income, equity and cash flows of West will be consolidated in the accounts of the Company and the Company will appoint majority board representatives in West and participate in its management.

Conditions Precedent

The Completion of the Transaction is conditional upon, among others, the following conditions precedent:

(a)	the approval of the Shareholders voting at a special general meeting convened to approve the Agreement on the terms specified therein, or a waiver being granted by the Stock Exchange from the requirement under Listing Rules for the Company to hold a general meeting to seek Shareholders’ approval in respect of the Agreement;

(b)	the approval of the shareholders of West voting at a special general meeting convened to approve the Agreement on the terms specified therein;

(c)	all of the Consideration Shares have been authorised for listing on the NYSE;

(d)	any waiting periods applicable to the consummation of the Transaction under the HSR Act and any applicable non-US antitrust or fair trade law or regulation have expired or been earlier terminated;

(e)	all PRC Requisite Approvals and HK Requisite Approvals shall have been duly obtained and remain in full force and effect; and

(f)	the Purchaser and the Vendors shall have executed and delivered to each other an investor rights agreement.

Completion shall take place on the date following five business days after the fulfillment of the Conditions set out above. If the above conditions have not been satisfied on or before 30 September 2008, either party shall be entitled to terminate the Transaction in accordance with the terms of the Agreement.

INFORMATION ON THE VENDORS

The Company is incorporated in the PRC with shares listed on the Hong Kong Stock Exchange. The business of the Company and its subsidiaries covers the following major fields, including computer components, computer manufacturing, GSM, CDMA mobile phones, software and system integration and broadband networks and value-added services.

ExcelStor Group is a company incorporated in the Cayman Islands that has no operations. It is a holding company.

ExcelStor Holdings is a company incorporated in the British Virgin Islands that has no operations. It is a holding company.

INFORMATION ON THE PURCHASER

West is a company incorporated in Delaware whose shares are listed on the NYSE. Headquartered in San Diego, California, U.S., West is a worldwide leader in innovative storage and network security solutions for small and mid-sized businesses, consumers and others. The company has sold more than 400 million digital storage drives and disks since its inception in 1980. West’s product portfolio includes industry leading network attached storage products, external hard drives and its proprietary removable storage technology, the REV® Backup Drive. OfficeScreen®, West’s managed security services, which are available in the U.S. and select markets in Europe, provide enterprise quality perimeter security and secure remote network access for small and medium-size businesses, which help protect small enterprises from data theft and liability.

The financial position and the results of the Purchaser Group for the two years ended 31 December 2006, as extracted from its audited financial statements prepared in accordance with IFRS, are summarized below:

	Financial year ended 31 December
	2006	2005
	US$’000	US$’000
Net loss before taxation and extraordinary items	(12,586)	(18,378)
Net loss after taxation and extraordinary items	(10,472)	(16,242)
Net loss after taxation and extraordinary items attributable to equity holders of the West Group	(10,472)	(16,242)

	Financial year ended 31 December
	2006	2005
	US$’000	US$’000
Net asset value	113,962	115,675

INFORMATION ON THE SUBJECT ENTITIES

ExcelStor GWT is a company incorporated in the Cayman Islands and is currently held as to 61.68% by the Company and 38.32% by ExcelStor Group. It is principally engaged in the marketing of products outside of China where it generates the majority of its turnover. ExcelStor GWT places orders with Shenzhen ExcelStor to manufacture products in order to sell to customers.

The financial statements of ExcelStor GWT were specifically prepared in accordance with HKFRS for the purposes of the disposal of the Sale Shares and acquisition of the Consideration Shares. The financial information of ExcelStor GWT for the two financial years ended 31 December 2005 and 2006 and for the six months ended 30 June 2007 were as follows:

	Six months ended 30 June 2007	Year ended 31 December 2006	Year ended 31 December 2005
	(unaudited) US$’000	(audited) US$’000	(audited) US$’000
Turnover	364,329	460,924	33,549
Profit before taxation	3,549	12,804	(2,083)
Profit after taxation	3,549	12,804	(2,083)
Net assets/ (liabilities)	15,658	12,035	(816)

Shenzhen ExcelStor is a company incorporated in the PRC and is currently held as to 61.68% by the Company and 38.32% by ExcelStor Holdings. It is principally engaged in the manufacturing and marketing of products in China in which it sells its products directly to customers.

The financial statements of Shenzhen ExcelStor were specifically prepared in accordance with HKFRS for the purposes of the disposal of the Sale Shares and acquisition of the Consideration Shares. The financial information of Shenzhen ExcelStor for the two financial years ended 31 December 2005 and 2006 and for the six months ended 30 June 2007 were as follows:

	Six months ended 30 June 2007	Year ended 31 December 2006	Year ended 31 December 2005
	(unaudited) US$’000	(audited) US$’000	(audited) US$’000
Turnover	381,099	702,645	558,742
Profit before taxation	1,498	3,421	3,773
Profit after taxation	1,382	3,143	3,484
Net assets/ (liabilities)	39,311	38,209	35,975

As disclosed above, the Consideration shall be the total sum of the Cash Consideration and the Share Consideration. Assuming that the Issue Price for each Consideration Share is US$3.64 and a maximum of 88,762,908 West Shares will be issued and allotted to the Vendors upon Completion, the maximum total Consideration in respect of the disposal of the Sale Shares shall be US$323,146,985.12, being the total sum of Cash Consideration plus the maximum Share Consideration in the sum of US$323,096,985.12).

The audited consolidated net asset value of the Subject Entities as at 30 June 2007 was approximately US$54,969,000. The gain which is expected to accrue to the Group on such disposal before deducting all relevant expenses is estimated to be US$165,412,181.22 (representing HK$1,289,966,895.26), being 61.68% times the difference between (i) maximum total Consideration in the sum of US$323,146,985.12; and (ii) the audited consolidated net assets value of the Subject Entities.

Collectively, ExcelStor GWT and Shenzhen ExcelStor design, develop, manufacture, and provide advanced digital storage technologies and comprehensive solutions and technical support to its customers. The principal product lines include Hard Disk Drive, Security Storage, and External Storage, which are used as the primary medium for storing electronic information in systems ranging from desktop computers’ notebook computers, consumer electronics devices, and data centers to deliver information over corporate networks and the internet. ExcelStor GWT and Shenzhen ExcelStor also provide after-market services such as logistics, repair and warranty services.

ExcelStor GWT and Shenzhen ExcelStor market its products primarily to OEMs as an electronics manufacturing services provider for brands such as Hitachi, Iomega, Tandberg, and Freecom and its own brands such as ExcelStor, GStor plus, GStor Mini, and GStor Wave through distributors who resell the products to small OEMs, dealers, system integrators, and retailers throughout the world and/or assemble the products into their final products.

REASONS FOR THE TRANSACTION

The Group is principally engaged in the development, manufacture, sale and research and development of PC, PC peripheral products, HDD, HDD related products, broadband network services, network transmission, add-on products and software and system related products and services.

The Company considers the Transaction to be consistent with the Group’s global strategy of strengthening its capabilities in personal computer, peripherals, external storage, storage networking and consumer electronics industries by investing into businesses that provide established, non-overlapping distribution channels in order to accelerate growth.

The Transaction will also allow the Group to leverage the manufacturing, brand, sales and marketing assets of its other subsidiaries, and positions the Group to become a vertically-integrated company that can expand its offerings on a global scale into unique consumer products, software and system products, as well as value-added services.

Other benefits of the Transaction being considered as follows:

•	Diversify its customer base beyond primarily OEMs

•	Engineer innovative new technologies and products

•	Increase turnover by leveraging a well known brand name and new sales channels and distribution network

•	Combine focused research and development and investment strategies

•	Achieve synergies through cost savings opportunities

•	Attain scale to consummate future strategic acquisitions

At the end of the Completion, the Company will have control of West through a representation of a majority of its board of directors. Accordingly, the financial results of West will be consolidated into those of the Company.

As a result, the Transaction is likely to affect the earnings of the Company as follows:

•	Contribution from the income and operations of West

•	Increase in earnings from potential cost savings and revenue synergies

The Directors do not expect the completion of the Agreement itself will have any material adverse financial impact on the assets and liabilities of the Group. The Directors (including the independent non-executive Directors) are of the view entering of the Agreement is on normal commercial terms, fair and reasonable and in the interest of the Company and its shareholders as a whole.

MAJOR AND CONNECTED TRANSACTION OF THE COMPANY

Based on the applicable size tests of the Group with respect to the Transaction, the relevant percentage ratio under Rule 14.07 of the Listing Rules exceeds 25% but is less than 75%. Accordingly, the Transaction constitutes a major transaction for the Company under the Listing Rules.

As at the date of this announcement, ExcelStor Group holds 38.2% interest in ExcelStor GWT, which is a substantial shareholder of ExcelStor GWT and ExcelStor Holdings holds 38.2% interest in Shenzhen ExcelStor, which is a substantial shareholder of Shenzhen ExcelStor. Both ExcelStor GWT and Shenzhen ExcelStor are subsidiaries of the Company. By virtue of being the substantial shareholders of ExcelStor GWT and Shenzhen ExcelStor, both ExcelStor Group and ExcelStor Holdings are connected persons of the Company before Completion under the Listing Rules.

The Transaction constitutes a major and connected transaction of the Company under the Listing Rules and will therefore subject to the approval by the Independent Shareholders voting at a special general meeting by poll under Chapter 14 and 14A of the Listing Rules. None of ExcelStor Group, ExcelStor Holdings and West and their respective associate has any shareholding in the Company.

Great Wall Group, which holds approximately 62.11% of the issued share capital of the Company as at the date of this announcement, has confirmed that in the event that shareholders’ approval in respect of the Transaction is required, it will vote in favour of the Transaction.

ExcelStor Group and ExcelStor Holdings are interested in the Transaction. However, since neither ExcelStor Group nor ExcelStor Holdings has any control over any share in the Company, no Shareholder would be required to abstain from voting.

Since the passing of any resolution in respect of the Transaction by the Shareholders will be a foregone conclusion and no Shareholders will be required to abstain from voting, the expense to the Company of holding a Shareholders’ meeting would be an unnecessary expense. In view of the aforesaid, the Company will apply to the Stock Exchange pursuant to Rule 14A.43 of the Listing Rules for a waiver from the requirement under the Listing Rules for the Company to hold a general meeting to seek shareholders’ approval in respect of the Transaction pursuant to Rule 14.44 and Rule 14A.43 of the Listing Rules on the basis that no Shareholder is required to abstain from voting if the Company was to convene a general meeting for the approval of the Transaction and written approval from the independent Shareholder holding more than 50% of the issued share capital of the Company will be obtained.

GENERAL

The Independent Board Committee has been formed by the Board to advise the Independent Shareholders in respect of the Transaction. An independent financial adviser will be appointed to advise the Independent Board Committee and the Independent Shareholders in respect of the terms of the Transaction.

Application has been made with the Stock Exchange for a waiver from strict compliance with certain disclosure requirements under Rules 14.66 and 14.67 of the Listing Rules in relation to the inclusion of certain financial and other information of the West Group and the Enlarged Group in the Initial Circular because such information required to be included is unavailable due to West not being able to timely provide certain financial information to the Company and the Company not being able to begin preparation of the financial information in respect of the Enlarged Group for the three years ended 31 December 2006 and the nine months ended 30 September 2007 so as to comply with certain disclosure requirements under the Listing Rules. In order to avoid a delay in the closing of the Transaction, the Company will publish such outstanding financial information and other information by way of a supplemental circular within 45 days of the Company having control over West. Details of the reasons for applying the waiver and the conditions of granting such waiver by the Stock Exchange will be set out in the Initial Circular.

The Initial Circular containing information regarding, amongst other matters, the Transaction, the advice from the Independent Board Committee to the Independent Shareholders and the opinion of the independent financial adviser in connection with the Transaction will be despatched to Shareholders as soon as practicable.

TERMS USED IN THIS ANNOUNCEMENT

“Agreement”	the conditional share purchase agreement dated 12 December 2007, entered into among the Purchaser, the Vendors and the Subject Entities;

“Board”	the board of directors of the Company;

“Company”	(Great Wall Technology Company Limited), a joint stock limited company incorporated in the PRC with limited liability whose H shares are listed on the Stock Exchange;

“Completion”	completion of the Transaction pursuant to the Agreement;

“connected person”	has the same meaning ascribed to it in the Listing Rules;

“Consideration Shares”	such number of new West Shares to be allotted and issued to the Vendors to satisfy in part of the Consideration;

“Directors”	the directors of the Company;

“EBITDA”	Earnings Before Interest, Taxes, Depreciation and Amortization;

“Enlarged Group”	the Group as enlarged by the consolidation of the West Group;

“ExcelStor Group”	ExcelStor Group Limited, a company incorporated in the Cayman Islands with limited liability;

“ExcelStor GWT”	ExcelStor Great Wall Technology Limited, a company incorporated in the Cayman Islands with limited liability, which is held as to 61.68% by the Company and 38.32% by ExcelStor Group before Completion;

“ExcelStor GWT Sale Shares”	243,180,020 shares, being the entire issued share capital of ExcelStor GWT;

“ExcelStor Holdings”	ExcelStor Holdings Limited, a company incorporated in the British Virgin Islands with limited liability and a direct wholly owned subsidiary of ExcelStor Group;

“Great Wall Group”	China Great Wall Computer Group Company, a state-owned enterprise established under the laws of the PRC and the immediate controlling shareholder of the Company currently holding approximately 62.11% of the total issued capital of the Company;

“Group”	the Company and its subsidiaries;

“HDD”	hard disk drive;

“HK Requisite Approval”	all government approvals and registrations that are required and necessary for the entry into, and enforceability and performance of, the Agreement and for the consummation of the Transactions in Hong Kong, including approvals by China Electronics Corporation (the indirect parent company of the Company);

“HKFRS”	the statements of Auditing Standards issued by the Hong Kong Institute of Certified Public Accountants;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“HSR Act”	Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto;

“Independent Board Committee”	an independent committee of the Board comprising the independent non-executive directors of the Company, namely Li Sanli, Kennedy Ying Ho Wong and Wang Qinfang, established to review and consider the Transaction;

“Independent Shareholders”	all Shareholders excluding any connected person with a material interest in the Transaction and any Shareholder with a material interest in the Transaction;

“Initial Circular”	the circular, which is issued by the Company to Shareholders in respect of the Transaction;

“IFRS”	the International Financial Reporting Standards;

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange;

“NYSE”	The New York Stock Exchange;

“OEMs”	Original Equipment Manufacturers;

“PRC”	the People’s Republic of China and, for the purposes of this announcement, excluding Hong Kong and the Macau Special Administrative Region and Taiwan region;

“PRC Requisite Approval”	all government approvals and registrations that are required and necessary for the entry into, and enforceability and performance of, the Agreement and for the consummation of the Transactions in the PRC, including approvals by China Electronics Corporation (the indirect parent company of the Company);

“Purchaser”	West;

“Sale Shares”	ExcelStor GWT Sale Shares and Shenzhen ExcelStor Equity Interest;

“Shareholders”	shareholders of the Company;

“Shenzhen ExcelStor”	Shenzhen ExcelStor Limited, a company incorporated in the PRC with limited liability;

“Shenzhen ExcelStor Equity Interest”	the entire equity interest in Shenzhen ExcelStor which is held as to 61.68% by the Company and 38.32% by ExcelStor Holdings before Completion;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subject Entities”	ExcelStor GWT and Shenzhen ExcelStor;

“substantial shareholders”	has the same meaning ascribed to it in the Listing Rules;

“Transaction”	the transaction contemplated under the Agreement;

“United States” or “US”	the United States of America;

“Vendors”	the Company, ExcelStor Group and ExcelStor Holdings;

“West”	Iomega Corporation, a company incorporated in Delaware whose shares are listed on the NYSE;

“West Group”	West and its subsidiaries;

“West Share(s)”	common stock, par value US$0.03-1/3 per share, of West;

“U.S.”	United States;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“US$”	US dollars, the lawful currency of the United States; and

“%”	per cent.

In this announcement, all amounts in US$ were translated into HK$ at an exchange rate of US$1 to HK$7.7985 for indication only.

By order of the Board Great Wall Technology Company Limited Chen Zhaoxiong Chairman

Shenzhen, PRC, 12 December 2007

As at the date of this announcement, the Board comprises six executive directors, namely Chen Zhaoxiong (Chairman), Lu Ming, Tam Man Chi, Wang Jincheng, Yang Jun and Su Duan; and three independent non-executive directors, namely Li Sanli, Wang Qinfang and Kennedy Ying Ho Wong.

Important Additional Information for Investors and Stockholders

In connection with the transaction, Iomega intends to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the proxy statement (when it becomes available) and other documents filed by the Company at the SEC’s website at http://www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from the Company, by calling Investor Relations at (801) 332-3585 or by writing to Iomega Corporation, Attn: Investor Relations, 10955 Vista Sorrento Parkway, San Diego, CA 91230.

The Company, EGWTL, SETL, the Selling Shareholders and each of their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in favor of the transaction. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders filed with the SEC on April 13, 2007 and the Company’s Current Reports on Form 8-K filed with the SEC on September 27, 2007 and November 8, 2007. Certain directors and executive officers of the Company may have direct or indirect interests in the transaction due to securities holdings, pre-existing or future indemnification arrangements, vesting of options or rights to severance payments if their employment is terminated following the transaction. Additional information regarding the Company, EGWTL, SETL, the Selling Shareholders and the interests of each of their respective executive officers and directors in the transaction will be contained in the proxy statement regarding the transaction that will be filed by the Company with the SEC.